Exhibit 23.2

Consent of Independent Registered Public Accounting Firm
The Board of Directors
Aspen Insurance Holdings Limited:
We consent to the use of our report dated February 23, 2015, with respect to the consolidated balance sheet of Aspen Insurance Holdings Limited as of December 31, 2014, and the related consolidated statements of operations, comprehensive income, changes in shareholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2014 and all related financial statement schedules, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/KPMG Audit Plc
KPMG Audit Plc
London, United Kingdom

04 August 2016